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                                  EXHIBIT 10.30

                     THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT ("Amendment") is made as of the 17th day of November, 2005 by and among Mercantile Bank Corporation, a Michigan corporation (the "Company"), Mercantile Bank of Michigan, a Michigan banking corporation (the "Bank", and collectively with the Company, the "Employers", and each an "Employer"), and Robert B. Kaminski, Jr. (the "Employee").

                                    RECITALS

     A. The Company, the Bank and the Employee have previously entered into an Employment Agreement dated as of October 18, 2001, as amended by a letter amendment dated October 17, 2002 and by a letter amendment dated October 28, 2004 (the "Employment Agreement").

     B. The Company, the Bank and the Employee wish to amend the Employment Agreement to make changes to cause payments under the Employment Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

                               TERMS OF AGREEMENT

     In consideration of the mutual covenants and obligations set forth herein, the Employers and the Employee amend the Employment Agreement as follows:

     1.   Section 4 is amended and restated in its entirety as follows:

          4. Participation in Employee Benefit Plans. In addition to the cash compensation payable to the Employee under this Agreement, the Employee shall be entitled to participate in such employee benefit plans, whether contributory or non-contributory, such as group life and disability insurance plans, hospital, surgical, vision and dental benefit plans or other bonus incentive, profit sharing, stock option, retirement or other employee benefit plans of the Employers as may now or hereafter exist to the extent that the Employee meets the eligibility requirements of any such plans. All such group life and disability insurance plans, and hospital, surgical, vision and dental benefit plans are hereafter referred to as "Life, Disability and Medical Plans". If any bonus or incentive compensation plan payments constitute "deferred compensation" within the meaning of Code Section 409A and applicable Treasury regulations, such deferred compensation will be paid to the Employee within 2 1/2 months after the end of the calendar year in which it is payable, unless such bonus or incentive compensation is deferred pursuant to a timely election into a plan that complies with Code Section 409A.

     2.   Section 7.1 is amended and restated in its entirety as follows:

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          7.1 Disability. In the event the Employee shall become Disabled (as hereinafter defined) during the Employment Period, the Bank or the Company may terminate the Employee's employment under this Agreement by giving him written notice of such termination ("Disability Termination Notice"). In the event of any such termination during the Employment Period, the Bank shall continue to pay the Employee his Base Cash Compensation, at the rate in effect immediately prior to the giving of the Disability Termination Notice, through the end of the Employment Period (through the Termination Date then in effect). In addition, the Employers shall cover the Employee under their disability plans, if any, in effect from time to time under the terms and conditions that such coverage is made available to other employees of the respective Employers, and the Employee shall be entitled to any benefits payable to him under such disability plans. While disabled, the Bank shall continue to provide the Employee and his dependents with coverage under its Life, Disability and Medical Plans until the Employee reaches the age of sixty-five (65) years old to the extent that it may do so under the provisions of such plans, with the Employee's contributions to the premiums under such plans being no more than the amounts he paid for such premiums prior to his disability, adjusted from time to time for normal periodic increases in such premiums applied in general to employees of the Bank.

          The Employee shall be "Disabled" for purposes of this Agreement if the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for at least three (3) months from an Employer's long-term disability policy. The Employee shall be deemed to be Disabled if he is determined to be totally disabled by the Social Security Administration.

     3.   A new Section 9A is added as follows:

          9A. Delay in Severance Payments. If the Employee is a Specified Employee (as hereinafter defined) on the date of termination of employment, then the 18 monthly installments of severance pay described in Sections 8.5(b) and 9 shall be payable as follows. No payments of the monthly installments shall be made within six months after the Employee's termination of employment. On the first business day of the seventh month after the date on which termination of employment occurs, the Bank shall pay to the Employee an amount equal to the sum of seven (7) equal monthly installments. The remaining monthly installments shall be paid on the first business day of each month thereafter.

          The Employee is a "Specified Employee" if he is a "key employee" (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) and the stock of the Bank or the Company is publicly traded on an established securities market or otherwise on the date of termination of employment. The Employee is a "key employee" during the period described below if he is one of the following during the 12-month period ending on any December 31 (the "identification date"):

          (a) an officer of the Bank or the Company with annual compensation greater than $130,000 (as indexed pursuant to Code Section 416(i)(1) -- $140,000 for 2006), provided, that no more than 50 employees (or, if less, the greater of 3 employees or 10% of the employees) shall be treated as officers;

          (b) a five percent (5%) owner of the Bank or the Company; or

          (c) a one percent (1%) owner of the Bank or the Company with annual compensation of more than $150,000.

          If the Employee is a "key employee" as of an identification date, he is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date.

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     4.   Section 8.5(e) is amended and restated in its entirety as follows:

          (e) $10,000 for out-placement, interim office, and related expenses, payable within thirty (30) days after the effective date of the termination of employment.

     5. Except as amended herein, the Employment Agreement shall remain in full force and effect.

     The parties have executed this Amendment as of the day and year first above written.

                                        MERCANTILE BANK CORPORATION


                                        By: /s/ Gerald R. Johnson, Jr.
                                            ------------------------------------
                                        Its: Chairman and Chief Executive
                                             Officer


                                        MERCANTILE BANK OF MICHIGAN


                                        By: /s/ Gerald R. Johnson, Jr.
                                            ------------------------------------
                                        Its: Chairman


                                        EMPLOYEE


                                        /s/ Robert B. Kaminski, Jr.
                                        ----------------------------------------
                                        Robert B. Kaminski, Jr.